Exhibit 99.1
Grubb & Ellis Company Announces Resignation of Shelby Sherard
CHICAGO (Dec. 14, 2006) — Grubb & Ellis Company (NYSE: GBE), a leading provider of integrated real estate services, today announced the resignation of Shelby Sherard as Executive Vice President, Chief Financial Officer of Grubb & Ellis Company and as Chief Financial Officer of the Company’s affiliate, Grubb & Ellis Realty Advisors (AMEX: GAV), effective Dec. 29. Don Olinger, Senior Vice President, Chief Accounting Officer, will serve as interim Chief Financial Officer of both companies until a permanent Chief Financial Officer is named. The Company has engaged an executive search firm.
     “We would like to thank Shelby for her many contributions, particularly related to our capital transactions over the past year, and wish her continued success in her future endeavors,” said Mark E. Rose, Chief Executive Officer of Grubb & Ellis Company and Grubb & Ellis Realty Advisors. “We are focused on bringing in a new CFO with the financial expertise and strong leadership abilities that will allow us to continue to execute upon our growth strategies.”
     Sherard joined Grubb & Ellis in October 2005. Olinger, 48, joined Grubb & Ellis in 1997 as Vice President, Finance.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with our global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at www.grubb-ellis.com